REVISED SCHEDULE A
This amendment dated October 30, 2015, is made by and between Allianz Investment Management LLC, a Minnesota limited liability company ("Manager"), and Morgan Stanley Investment Management Inc., a Delaware corporation ("Subadviser") to Schedule A of the Subadvisory Agreement, effective June 1, 2010, between the Manager and Subadvisor
Compensation pursuant to Section 4 of the Subadvisory Agreement shall be calculated at the rate shown below based on the average daily net assets that are subject to the Subadviser's investment discretion in the relevant Funds:
Fund                                                                                                                                                                                              Rate*
AZL Morgan Stanley Global Real Estate Fund                                                       0.500% on the first $200 million
0.400% thereafter
AZL Multi-Manager Mid Cap Growth Fund	0.420% on the first $100 million 0.400% thereafter
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*For Funds with multiple rates, when average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a breakpoint rate. For example, if average daily net assets are $500 million in the AZL Morgan Stanley Global Real Estate Fund, a rate of 50 bps would apply to the first $200 million and a rate of 40 bps would apply to the remaining $300 million in assets.

Acknowledged:
ALLIANZ INVESTMENT                                                                                                      MORGAN STANLEY
MANAGEMENT LLC                                                                                                                INVESTMENT MANAGEMENT INC.

By: /s/ Brian Muench                                                                                                                      By:   /s/ Henry Kaplan
Name:  Brian Muench                                                                                                                    Name:   Henry Kaplan
Title: President                                                                                                                                         Title:   Henry Kaplan
The fee schedule is revised to reflect fee changes to the AZL Multi-Manager Mid Cap Growth Fund (formerly, AZL Morgan Stanley Mid Cap Growth Fund) effective December 1, 2015 and the AZL Morgan Stanley Global Real Estate Fund effective November 1, 2015.
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